Filed Pursuant to Rule 424(b)(7)
Registration No. 333-175094

To prospectus dated August 1, 2011

4,269,741 Shares

Quality Distribution, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 4,269,741 shares of Quality Distribution’s common stock. Quality Distribution will not receive any of the proceeds from the sale of the shares by the selling stockholders.

The common stock is quoted on the NASDAQ Global Market under the symbol “QLTY”. The last reported sale price of the common stock on August 8, 2013 was $9.10 per share.

See “Risk Factors” on page S-13 and in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$8.60	$36,719,773
Underwriting discount	$0.3655	$1,560,590
Proceeds, before expenses, to the selling stockholders	$8.2345	$35,159,182

The underwriters have the option to purchase up to an additional 426,974 shares from the selling stockholders at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on August 14, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

SunTrust Robinson Humphrey	BB&T Capital Markets	RBC Capital Markets

Avondale Partners

Prospectus Supplement dated August 8, 2013.

Prospectus Supplement

Prospectus

We have not and the selling stockholders have not authorized any other person to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

i

CERTAIN TERMS

In this prospectus supplement, unless the context otherwise requires or indicates:

•

(i) the terms “our company,” “Quality Distribution,” “we,” “us” and “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries and their predecessors, (ii) the term “QCER” refers to QC Energy Resources, LLC and QC Energy Resources, Inc., collectively, and (iii) the term “QD LLC” refers to our wholly owned subsidiary, Quality Distribution, LLC, and its consolidated subsidiaries and their predecessors;

•	the term “Boasso” refers collectively to our wholly owned subsidiary Boasso America Corporation and Boasso’s Greensville transport business (“Greensville”), which was acquired in November 2011;

•	“Apollo” means Apollo Global Management, LLC, collectively with its subsidiaries;

•	the “2018 Second Secured Notes” means our outstanding 9.875% Second-Priority Senior Secured Notes due 2018; and

•

the “ABL Facility” means the asset-based revolving credit facility that we entered into on August 19, 2011, as amended on September 27, 2012 and June 14, 2013 and as it may otherwise be amended, modified, refinanced or replaced from time to time.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

We are not and the selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

Information contained in or connected to our website does not constitute part of this prospectus supplement or the accompanying prospectus.

MARKET AND INDUSTRY DATA

Market and industry data and other statistical information used throughout this prospectus supplement or the documents incorporated by reference herein are based on independent industry publications, government publications and other published independent sources, including Bulk Transporter’s Tank Truck Carrier 2012 Annual Gross Revenue Report. Some data are also based on our good faith estimates, which are derived from our review of management’s knowledge of the industry and independent sources. Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. We also obtain certain other market share and industry data from internal company analyses and management estimates, and based on our knowledge of the industry. While we believe such internal company analyses and management estimates are reliable, no independent sources have verified such analyses and estimates. Although we are not aware of any misstatements regarding the market share and the industry data that we present in this prospectus supplement, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Forward-Looking Statements and Certain Considerations.”

ii

Our logo and other trademarks mentioned in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein are our property. Solely for convenience, our trademarks referred to in this prospectus supplement or accompanying prospectus are without the ® or ™ symbol, as applicable, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks. Other brand names or trademarks appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein are the property of the respective owners.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes, before making an investment decision. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option granted to the underwriters to purchase additional shares is not exercised.

The financial data for the twelve-month period ended June 30, 2013 has been derived by adding our results for the three months ended June 30, 2013 and March 31, 2013 to our results for the year ended December 31, 2012, and then deducting from such amounts our results for the three months ended June 30, 2012 and March 31, 2012.

Our Company

We operate the largest chemical bulk tank truck network in North America and are also the largest provider of intermodal ISO tank container and depot services in North America. In 2011, we began providing logistics services to the unconventional oil and gas frac shale energy markets. We operate an asset-light business model and service customers across North America through our network of 89 terminals servicing the chemical markets, 9 ISO tank depot services terminals (intermodal) servicing the chemical and other bulk liquid markets and 12 terminals servicing the energy markets. We utilize approximately 3,400 drivers (approximately 2,700 of whom work within our independent affiliate network). We also own or lease approximately 6,600 chemical tank, specialty trailers or energy tractors and trailers, the majority of which we lease or sublease to our independent affiliates to help facilitate our business. Given the specialty nature of the services we provide and the size of our existing network, we believe there are significant barriers to entry to our industry.

Financial Reporting Segments

We have three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through our network of independent affiliates and company-operated terminals, and equipment rental income;

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services business primarily supporting the international movement of bulk liquids; and

•

Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, and crude oil for the unconventional oil and gas frac shale energy markets, primarily through company-operated terminals and independent affiliates.

In 2012, we generated operating revenue of $842.1 million, of which our chemical logistics business segment accounted for $596.5 million, or 70.8%, our intermodal segment accounted for $130.6 million, or 15.5%, and our energy logistics segment accounted for $115.0 million, or 13.7%.

Chemical Logistics

Through our subsidiary, Quality Carriers, Inc., we coordinate the transport of a broad range of chemical products and provide our customers with logistics and other value-added services. We believe we have the leading market share (estimated at 13% in 2012) in the chemical and food grade bulk transportation market (which we estimated to be $4.5 billion in 2012). Through our North American network, we are a core carrier for many of the major companies engaged in chemical processing.

Our independent affiliates generally own or lease their terminals, employ drivers and manage independent owner-operators, pay all tractor operating expenses, lease trailers from us, pay routine maintenance on all trailers and provide national network capacity. Each affiliate is an independent company that generally has an exclusive contract with us to operate under the Quality Carriers® mark and receive a percentage of gross revenues collected on each shipment they transport. We in turn provide various services to the independent affiliates, including working capital, back office and sales support, technology support, insurance and cash flow management and regulatory compliance oversight. Typically, we receive 15% of the revenue (excluding fuel surcharges) generated on loads hauled by the independent affiliates. We also lease the majority of our 5,200 trailers to the independent affiliates typically for a flat weekly rate, and the affiliates have significant contractual limitations on their ability to lease or purchase trailers from sources other than us. Due to several factors, including our ownership of the customer contracts and relationships, the presence of non-compete agreements with the independent affiliates, and our ownership of the trailers, our relationships with the independent affiliates tend to be long-term in nature, with minimal voluntary turnover.

Of our total chemical logistics affiliates, 23 out of our 26 independent affiliates have been associated with us for more than five years, and we derived over 92% of our chemical logistics transportation revenue in each of 2012, the twelve-month period ended June 30, 2013 and the six-month period ended June 30, 2013 from independent affiliate operations. Our affiliate-based model is an asset-light, variable-cost based model that enables us to leverage our independent affiliates and better serve customers while minimizing capital requirements and fixed costs and maximizing shareholder value.

Our transportation revenue (excluding energy logistics and intermodal) is principally a function of the volume of shipments by the bulk chemical industry, prices, the average number of miles driven per load, our market share and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. Additionally, it is common practice in the bulk tank truck industry for customers to pay fuel surcharges. In 2012 and through June 30, 2013, we experienced year-over-year volume improvements and believe this trend could continue as the economy recovers.

Intermodal

Through our subsidiary, Boasso, we provide intermodal ISO tank container transportation and depot services through terminals located in the eastern half of the United States. In the fourth quarter of 2011, Boasso expanded its operations through the acquisition of Greensville, which operates in Norfolk, Virginia.

In addition to intermodal tank transportation services, Boasso provides tank cleaning, heating, testing, maintenance and storage services to customers. Boasso provides local and over-the-road trucking primarily within the proximity of the port cities where its depots are located. Chemical manufacturers have sought to efficiently transport their products on a global basis by utilizing ISO tank containers, and we believe the resulting demand for distributors that can offer a broad range of services within the supply chain will drive future growth in this sector. We believe that our intermodal business will benefit from these trends because of its market leadership, experience and track record.

Energy Logistics

We started our energy logistics business in the second quarter of 2011 primarily as a third party logistics provider. We operate the business through our subsidiaries QC Energy Resources, LLC and QC Energy

Resources, Inc. Our energy logistics business services the unconventional oil and gas frac shale energy market through the transportation of crude oil, fresh water, flowback and produced brine water, and the disposal of flowback and produced brine water, as well as providing services ancillary to these activities. We utilize approximately 1,000 tractors and trailers in our company-operated terminals and through affiliates.

Our energy logistics business is primarily involved in fluid management and logistics in the upstream segment of the energy industry, through its services in connection with the establishment of production wells, and the midstream segment of the energy industry, in connection with the transportation of crude oil. The industry is made up of providers that include independent national or regional trucking and logistics companies such as QCER, trucking and logistics companies owned by or dedicated to large oil and gas companies, and local providers focused on one or more particular shales. Energy logistics providers are impacted by the level of new drilling activity, which impact the transportation of fresh water and flowback water used and the provision of related services used in those activities, and the number of active wells, which impacts the transportation of crude oil and produced water and the provision of related services used in those activities. The energy logistics market is also impacted by market prices for oil and gas, which influence the production activities of our customers, the prices they are willing to pay for our services, and the shales in which they operate. We expect regulation of this industry to increase over time but believe that the scope of our operations and our experience with regulation in our chemical logistics business will facilitate our adaptation to new regulations and may provide us with an advantage over some of our competitors.

Recent Strategic Initiatives

We have implemented several important initiatives designed to grow our business, improve our capital structure, enhance our operating flexibility and strengthen our competitive positioning. As a result, we believe we are well-placed to take advantage of expansion opportunities. These initiatives are summarized below:

•

Growth of energy logistics operation. In late 2010, we initiated a growth strategy targeting the oil and gas frac shale market. We established QCER in 2011 to provide logistics services to this rapidly growing market. In 2012, we made acquisitions in various shales and established new affiliates to address the market. In 2013, we affiliated our operations in the Marcellas and Utica shale regions with an existing oilfield services company. We believe the energy market has significant revenue potential and we will continue to organically build out this business.

•

Improved capital structure. In March 2012, we raised gross proceeds of $32.5 million in a common stock offering and redeemed a portion of our ABL Facility with our net proceeds therefrom. In June 2013, we added a $17.5 million senior secured term loan facility to the ABL Facility that will mature on the earlier of June 14, 2016 or the date on which the ABL Facility terminates. The proceeds from the term loan facility, plus borrowings under the ABL Facility, were used to redeem a portion of our high cost 2018 Second Priority Secured Notes on July 15, 2013.

•

Focus on asset-light business model. The majority of our chemical business is carried out through affiliates, resulting in a highly variable cost structure with relatively minimal capital investment requirements. Our chemical logistics trucking terminals are currently 94% affiliate-operated. Our energy logistics terminals are currently 42% affiliate-operated. Our intention is to increase our affiliate-operated terminals in energy over the next several years.

•

Increased focus on cash flow generation. As a result of our asset-light model, we believe we have a more cash-efficient business model. With minimal maintenance capital investment requirements (net capital expenditures estimated at approximately 1-2% of revenues) we believe our business model allows for significant cash flow generation. As a result of this increased focus on cash flow generation, in the twelve-month period ended June 30, 2013, our net cash provided by operating activities was $32.1 million, Free Cash Flow (as defined below in footnote (3) under “—Summary Financial Data”) was $21.1 million and adjusted earnings per diluted share was $0.63.

Our Competitive Strengths

We believe the following competitive strengths will enable us to sustain our market leadership and continue to grow our business:

Large Network

We operate the largest chemical tank truck network in North America with an approximate 13% share of the highly fragmented $4.5 billion for-hire chemical and food grade bulk transport market (which excludes fuel transportation), in each case estimated by us based on industry data contained in Bulk Transporter’s Tank Truck Carrier 2012 Annual Gross Revenue Report. We believe our unique large nationwide network covers all major North American chemical shippers and enables our chemical logistics business to serve customers with both international and national requirements better than our competitors, the majority of which are regionally focused.

By operating in multiple shales, we believe our energy logistics business has a competitive advantage in the gas and oil frac shale energy market. Although the demand for logistics services is specific to the shale in which drilling occurs, many logistics customers procure services centrally and look favorably on our ability to allocate resources as demand shifts.

We operate the largest provider of ISO tank container and depot services in North America. Boasso is the leading provider of intermodal ISO tank container over-the-road transportation and depot services in North America. We have significant exposure to high growth international markets.

Asset-Light Business Model

Our extensive use of independent affiliates and independent owner-operators results in a highly variable cost structure with relatively minimal net capital investment requirements. We generally expect sustaining capital expenditures for our chemical logistics and intermodal businesses, net of proceeds from property and equipment sales, to be approximately 1% to 2% of operating revenues annually, compared to the industry average of more than 10% for truckload carrier companies. This model contributes to the stability of our cash flow and margins and results in high returns on invested capital.

With our entry into the energy markets, we have seen increased capital expenditures in order to build capacity for this new business. We expect this business to have higher capital requirements because we operate a number of the energy terminals as company operations. We plan to continue to add independent affiliates and owner-operators, and potentially convert company-owned operations to independent affiliates, with the overall goal to reduce capital needs while improving return on invested capital.

Our Customer Base

We serve customers in a number of diverse industries, whose products reach a diverse group of end-markets. Our chemical logistics business services most of the top 100 chemical producers with North American operations, our energy logistics business provides services to a diverse base of participants in the energy exploration and production market in the U.S., and our intermodal business provides services to all major non-vessel operating common carriers engaged in our operating footprint of ports. Our key customers include

Anadarko, Arclin, Arkema, Ashland, BASF, Dow, Hoyer Global, Inc., Hunt Oil, Newport Tank Container, PPG Industries, Procter & Gamble, Stolt-Nielsen USA, and Valspar among others. In each of 2012, 2011 and 2010, no single customer accounted for more than 10.0% of combined revenues in any segment. In many cases, we have established long-term customer relationships with these clients.

Stable Pricing Environment

We believe pricing in the bulk tank truck and ISO tank industries tends to be more stable than pricing in the overall trucking industry. We believe the specialized nature of our industries, including specifically licensed drivers, specialized equipment and more stringent safety requirements, create barriers to entry which limit the more drastic swings in supply experienced by the broader trucking industry. Additionally, it is common practice in the bulk tank truck and ISO tank industries for customers to pay fuel surcharges, which enables trucking companies to recover some fuel costs from customers.

Safe and Efficient Operations

We have a strong emphasis on safety in our operations and have a relentless focus on improving productivity and efficiency. Given the nature of the cargo we haul, which requires a high degree of careful handling, we believe that our strong and proactive focus on safety creates a competitive advantage for us. For example, we completed the installation of electronic on-board recorders (“EOBRs”) in substantially all of our U.S. chemical logistics fleet in 2011, at a time when there was no regulatory requirement to do so. Further, we believe this strong and proactive focus positions us well to comply with the Federal Motor Carrier Safety Administration’s Compliance, Safety and Accountability program, which imposes additional safety standards on the industry.

Strong Management Team with a Track Record of Success

Our management team, led by our Chief Executive Officer, Gary Enzor, successfully navigated our business through the recent economic slowdown by implementing cost savings measures and by leading the transition to an independent affiliate-based network, among other initiatives. Mr. Enzor, as well as our Executive Vice President and Chief Financial Officer, Joseph Troy, and other senior managers have significant managerial, operational and financial experience and have a demonstrated ability to respond to operational challenges and enhance shareholder value.

Recent Developments

Board of Directors

We have been informed by M. Ali Rashid and Thomas M. White, the Apollo-designated members of our Board of Directors, that immediately following the closing of this offering, both Mr. Rashid and Mr. White will resign from our Board of Directors. As a result, our Board of Directors will consist of four independent directors and our Chief Executive Officer. Following the offering, we will consider adding additional directors.

Our Formation and Ownership

We were formed in 1994 as a holding company known as MTL Inc., which consummated its initial public offering on September 17, 1994. On June 9, 1998, MTL Inc. was recapitalized through a merger with a corporation controlled by Apollo Investment Fund III, L.P. As a result of the recapitalization, MTL Inc. became a private company. On August 28, 1998, we completed our acquisition of Chemical Leaman Corporation and its subsidiaries, or CLC. Through the 1998 acquisition, we combined two of the then-leading bulk transportation service providers, namely, Montgomery Tank Lines, Inc. and Chemical Leaman Tank Lines, Inc., under one operating company, Quality Carriers, Inc., or QCI. In 1999, we changed our name from “MTL Inc.” to “Quality Distribution, Inc.” On May 30, 2002, as part of a corporate reorganization, we transferred substantially all of our assets to QD LLC, consisting principally of the capital stock of our operating subsidiaries. On November 13, 2003, we consummated the initial public offering of 7,875,000 shares of our common stock. Boasso became our wholly owned subsidiary in December 2007, when we acquired all of its outstanding capital stock from a third party.

As of August 1, 2013, affiliates of Apollo owned or controlled approximately 17.1% of our common stock, or approximately 15.2% on a fully diluted basis. Assuming the option to purchase additional shares is exercised in full, affiliates of Apollo will no longer own any of our common stock following this offering.

Corporate Information

Our company is a Florida corporation formed in 1994. Our principal executive offices are located at 4041 Park Oaks Blvd., Suite 200, Tampa, Florida, 33610, and our telephone number is (813) 630-5826. We are a holding company with no significant assets or operations other than the ownership of 100% of the membership units of QD LLC. Our website address is http://www.qualitydistribution.com. The contents of our website are not incorporated by reference into this prospectus supplement.

THE OFFERING

Issuer	Quality Distribution, Inc.

Common stock offered by selling stockholders:	4,269,741 shares

Common stock to be outstanding after the offering as of August 5, 2013	26,905,339 shares

Underwriters’ option to purchase additional shares	The selling stockholders have granted the underwriters an option to purchase up to 426,974 shares of common stock owned by them. In the event the underwriters exercise the option to purchase additional shares, we will not receive any of the proceeds from the sale of shares by the selling stockholders.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders, including pursuant to an exercise of the option to purchase additional shares.

Dividend Policy	We do not currently anticipate paying any dividends on our common stock in the foreseeable future. See “Dividend Policy.”

The NASDAQ Global Market symbol	QLTY

The last reported sale price on August 8, 2013 was $9.10 per share.

Risk Factors	You should carefully consider all of the information set forth in this prospectus supplement and, in particular, the information under the heading “Risk Factors” beginning on page S-13, prior to purchasing the shares of common stock offered hereby.

Unless otherwise indicated, all share information in this prospectus supplement is based on the number of shares of common stock outstanding as of August 1, 2013 and excludes 1,598,727 shares of common stock reserved for issuance under our stock option plan, 2,456,411 outstanding stock options and warrants representing 8,680 shares of common stock as of August 1, 2013.

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

SUMMARY FINANCIAL DATA

The following table sets forth our summary historical financial information. The historical statement of operations data for the fiscal years ended December 31, 2012, 2011 and 2010 and the historical balance sheet data as of December 31, 2012 and 2011 are derived from, and should be read in conjunction with, our audited financial statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which has been incorporated by reference into this prospectus supplement and the accompanying prospectus. The historical statement of operations data and other data for the six months ended June 30, 2013 and the historical balance sheet data as of June 30, 2013 are derived from our unaudited financial statements incorporated by reference herein which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

The financial data for the twelve-month period ended June 30, 2013 have been derived by adding our results for the three months ended June 30, 2013 and March 31, 2013 to our results for the year ended December 31, 2012, and then deducting from such amounts our results for the three months ended June 30, 2012 and March 31, 2012.

The information contained in this table should also be read in conjunction with “Capitalization” and “Risk Factors” included elsewhere in this prospectus supplement and our financial statements and the related notes incorporated by reference herein.

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2010	2013	2012	2013
(dollars in thousands, except per share data)
Statement of Operations Data
Operating revenues	$842,118	$745,951	$686,598	$468,718	$404,648	$906,188
Operating expenses:
Purchased transportation	552,524	522,866	471,792	293,252	274,186	571,590
Depreciation and amortization	21,090	14,413	16,004	13,422	8,413	26,099
Impairment charges	—	—	—	55,692	—	55,692
Other operating expenses	219,361	150,993	162,067	132,591	94,767	257,185

Operating income (loss)	49,143	57,679	36,735	(26,239)	27,282	(4,378)
Interest expense, net	29,258	28,912	35,548	15,162	13,961	30,459
Write-off of debt issuance costs	—	3,181	7,391	—	—	—
Other expense (income)	(2,864)	214	791	(7,243)	(164)	(9,943)

Income (loss) before taxes	22,749	25,372	(6,995)	(34,158)	13,485	(24,894)
(Benefit from) / provision for income taxes	(27,327)	1,941	411	(12,155)	(22,019)	(17,463)

Net income (loss)	$50,076	$23,431	$(7,406)	$(22,003)	$35,504	$(7,431)

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2010	2013	2012	2013
(dollars in thousands, except per share data)
Net income (loss) per common share:
Basic	$1.89	$1.01	$(0.36)	$(0.83)	$1.38	$(0.28)
Diluted	1.84	0.96	(0.36)	(0.83)	1.34	(0.28)
Weighted average common shares outstanding:
Basic	26,502	23,088	20,382	26,542	25,675	26,932
Diluted	27,207	24,352	20,382	26,542	26,516	26,932
Adjusted net income per common share (1):
Basic	$0.71	$0.74	$0.32	$0.36	$0.43	$0.64
Diluted	0.69	0.70	0.30	0.35	0.42	0.63
Other Financial Data
Cash paid for interest	$27,409	$26,535	$29,427	$14,411	$13,066	$28,754
Net cash provided by operating activities	17,002	35,399	21,071	18,448	3,394	32,056
Net cash provided by (used in) investing activities	(131,683)	(30,458)	(1,079)	(4,980)	(71,853)	(64,810)
Net cash (used in) provided by financing activities	113,332	(2,642)	(23,879)	(13,730)	68,535	31,067
Consolidated EBITDA(2)	84,469	74,231	62,735	44,904	41,989	87,384
Free cash flow (as defined)(3)	(1,818)	13,535	19,992	15,325	(7,560)	21,067
Other Operating Data (at end of period)
Number of terminals at end of period	108	106	102	110	109
Number of trailers operated at end of period	5,155	5,414	5,738	5,229	5,268
Number of tractors operated at end of period	2,775	2,802	2,901	2,894	2,762
Number of energy equipment operated at end of period	1,359	217	—	1,417	1,035
Balance Sheet Data (at end of period)
Working capital	$77,570	$45,790	$34,955	$98,969	$60,684
Total assets	513,603	302,395	271,335	474,396	454,497
Total indebtedness, including current maturities	418,806	307,063	317,332	406,606	366,308
Shareholders’ deficit	(18,440)	(106,185)	(146,379)	(42,048)	(29,750)

(1)

Adjusted Net Income and Adjusted Net Income per Share are not measures of financial performance or liquidity under GAAP. Adjusted Net Income and Adjusted Net Income per Share are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of our business. For Adjusted Net Income for the 2013 periods, management uses the actual effective tax rates in each of the periods rather than using a normalized tax rate as it has in prior periods. This reflects the Company’s expectation of a more stable effective tax rate in 2013. For Adjusted Net Income for the 2012, 2011 and 2010 periods, management uses a 39% tax rate for calculating the provision for income taxes to normalize our tax rate. In addition, we adjust Adjusted Net Income and

Adjusted Net Income per Share for significant items that we believe are not part of regular operating activities. These adjustments include refinancing costs, write-off of debt issuance costs, costs related to unconsummated financial transactions, gain on asset sales, restructuring (credit)/costs, impairment charges, severance and lease termination costs, acquisition costs, legal and claims settlements, affiliate conversion costs, Hurricane Sandy effects, earnout adjustments and energy reorganization costs. Adjusted Net Income and Adjusted Net Income per Share should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, as an indication of our operating performance or liquidity.

(2)	In the indentures governing our 2018 Second Secured Notes, Consolidated EBITDA is defined as the net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, refinancing costs, write-off of debt issuance costs, costs related to unconsummated financial transactions, gain on asset sales, restructuring (credit)/costs, impairment charges, severance and lease termination costs, acquisition costs, legal and claims settlements, affiliate conversion costs, Hurricane Sandy effects, earnout adjustments, energy reorganization costs and employee non-cash compensation. Consolidated EBITDA is presented herein because it is an important component of certain covenant tests that is used in the indentures. We also present Consolidated EBITDA because it is used in the indentures to determine the extent to which we may incur additional indebtedness. Consolidated EBITDA is not a measure of financial performance or liquidity under GAAP. Consolidated EBITDA as used in this prospectus supplement may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. Accordingly, while Consolidated EBITDA is an important component of the indentures, Consolidated EBITDA should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

(3)	Free Cash Flow is used by management to evaluate our financial performance independent of cash used to maintain or expand its asset base. Net cash provided by operating activities is adjusted for capital expenditures net of proceeds from sales of property and equipment to arrive at Free Cash Flow. Free Cash Flow is not a measure of financial performance or liquidity under GAAP. Free Cash Flow should not be considered in isolation or as a substitute for the consolidated statement of income and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

The following table presents the calculation of Adjusted Net Income and Adjusted Net Income per Share (in thousands) for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2010	2013	2012	2013
(Dollars in thousands, except per share data)
Net income (loss)	$50,076	$23,431	$(7,406)	$(22,003)	$35,504	$(7,431)
Net income (loss) per common share
Basic	$1.89	$1.01	$(0.36)	$(0.83)	$1.38	$(0.28)
Diluted	1.84	0.96	(0.36)	$(0.83)	$1.34	$(0.28)
Weighted average number of shares:
Basic	26,502	23,088	20,382	26,542	25,675	26,932
Diluted	27,207	24,352	20,382	26,542	26,516	26,932
Adjustments to net income (loss):
Provision for (benefit from) income taxes	(27,327)	1,941	411	(12,155)	(22,019)	(17,463)
Severance and lease termination costs	1,084	—	—	632	934	782
Acquisition costs	3,956	—	—	—	2,972	984
Legal and claims settlements	762	—	—	—	762	—
Affiliate conversion costs	4,379	—	—	438	—	4,817
Hurricane Sandy effects	660	—	—	—	—	660
Energy reorganization costs	—	—	—	1,462	—	1,462
Earnout adjustments	(2,651)	—	—	(6,800)	—	(9,451)
Refinancing costs	—	—	1,728	—	—	—
Write–off debt issuance costs	—	3,181	7,391	—	—	—
Costs related to unconsummated financial transactions	—	—	735	—	—	—
Gain on asset sales	—	—	—	(2,577)	—	(2,577)
Restructuring (credit)/costs	—	(521)	7,779	—	—	—
Impairment charges	—	—	—	55,692	—	55,692

Income before income taxes, as adjusted	30,939	28,032	10,638	14,689	18,153	27,475
Provision for income taxes	12,066	10,932	4,149	5,229	7,080	10,215

Net income, tax effected and adjusted	$18,873	$17,100	$6,489	$9,460	$11,073	$17,260

Tax effected and adjusted net income per common share:
Basic	$0.71	$0.74	$0.32	$0.36	$0.43	$0.64
Diluted	0.69	0.70	0.30	0.35	0.42	0.63
Weighted average number of shares:
Basic	26,502	23,088	20,382	26,542	25,675	26,932
Diluted	27,207	24,352	21,684	27,084	26,516	27,513

The following table presents the calculation of Consolidated EBITDA (in thousands) for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2010	2013	2012	2013
(Dollars in thousands)
CONSOLIDATED EBITDA
Net income (loss)	$50,076	$23,431	$(7,406)	$(22,003)	$35,504	$(7,431)
Interest expense, net	29,258	28,912	35,548	15,162	13,961	30,459
Provision for (benefit from) income taxes	(27,327)	1,941	411	(12,155)	(22,019)	(17,463)
Depreciation and amortization	21,090	14,413	16,004	13,422	8,413	26,099

EBITDA	73,097	68,697	44,557	(5,574)	35,859	31,664
Refinancing costs	—	—	—	—	—	—
Write-off debt issuance costs	—	3,181	7,391	—	—	—
Costs related to unconsummated financial transactions	—	—	735	—	—	—
Gain on asset sales	—	—	—	(2,577)	—	(2,577)
Restructuring (credit)/costs	—	(521)	7,779	—	—	—
Impairment charges	—	—	—	55,692	—	55,692
Severance and lease termination costs	1,028	—	—	483	878	633
Acquisition costs	3,956	—	—	—	2,972	984
Legal and claims settlements	762	—	—	—	762	—
Affiliate conversion costs	4,379	—	—	438	—	4.,817
Hurricane Sandy effects	660	—	—	—	—	660
Energy reorganization costs	—	—	—	1,462	—	1,462
Earnout adjustments	(2,651)	—	—	(6,800)	—	(9,451)
Employee non-cash compensation	3,238	2,874	2,273	1,780	1,518	3,500

Consolidated EBITDA	$84,469	$74,231	$62,735	$44,904	$41,989	$87,384

The following table presents the calculation of Free Cash Flow for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2010	2013	2012	2013
(Dollars in thousands)
FREE CASH FLOW
Net cash provided by operating activities	$17,002	$35,399	$21,071	$18,448	$3,394	$32,056
Adjustments to cash from operating activities:
Net capital expenditures	(18,820)	(21,864)	(1,079)	(3,123)	(10,954)	(10,989)

Free cash flow	$(1,818)	$13,535	$19,992	$15,325	$(7,560)	$21,067

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information set forth or incorporated by reference in this prospectus supplement or the accompanying prospectus, before investing in our common stock. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated by reference into this prospectus supplement. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Related to Our Common Stock and the Offering

Our ability to issue “blank check” preferred stock and Florida law may prevent a change in control of our company that a shareholder may consider favorable.

Provisions of our articles of incorporation and Florida law may discourage, delay or prevent a change in control of our Company that a shareholder may consider favorable. These provisions include:

•

authorization of the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares in order to control a takeover attempt which the Board viewed unfavorably,

•

elimination of the voting rights of shareholders with respect to shares that are acquired without prior Board approval that would otherwise entitle such shareholder to exercise certain amounts of voting power in the election of directors, and

•	prohibition on business combinations with interested shareholders unless particular conditions are met.

As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock.

The sale of our common stock in the public market may depress our stock price.

The market price of our common stock could decline as a result of the sale by the selling shareholders of our common stock. As of August 1, 2013, there are approximately 26.9 million shares of common stock outstanding. Approximately 5.8 million shares of common stock, as of August 1, 2013, are “restricted securities” as defined in Rule 144 under the Securities Act of 1933 or are held by affiliates.

In connection with this offering, the Company and our directors and certain executive officers have entered into lock-up agreements described under “Underwriting” (subject to certain exceptions as described therein) that expire 90 days after the date of this prospectus supplement. After these lock-up agreements have expired, subject to any applicable holding periods and volume limitations, the shares held by such persons will become eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by these stockholders relapse.

In addition, as of August 1, 2013, we have 1,598,727 million shares of common stock available for issuance under our stock option plan and restricted stock incentive plan. As of August 1, 2013, there were outstanding options for approximately 2,456,411 million shares and outstanding warrants for approximately 8,680 million shares of our common stock. Exercise of the warrants and of options that are in-the-money will result in dilution to existing shareholders in an amount equal to the difference in the market and exercise prices multiplied by the number of shares exercised. In addition, prior to their exercise, these options and warrants may depress the market price for our common stock.

We currently do not intend to pay dividends on our common stock.

We do not expect to pay dividends on our common stock in the foreseeable future. In addition, the ABL Facility and indentures governing our 2018 Second Secured Notes contain certain restrictions on our ability to pay dividends on our common stock. Accordingly, the price of our common stock must appreciate in order to realize a gain on one’s investment. This may not occur.

Our ability to use U.S. net operating loss carryforwards might be limited.

We may have experienced an ownership change, or the offering may result in an ownership change, for purposes of applying the limitation on the ability to use net operating losses set forth in section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). As of December 31, 2012, we had federal net operating loss carryforwards of approximately $75.1 million. If we experienced an ownership change or an ownership change were to result from this offering or a subsequent transaction such that section 382 of the Code were to impose an annual limitation on the use of our net operating loss carryforwards, we believe our net operating loss carryforwards would be sufficiently available, for federal income tax purposes, to offset our regular taxable income. Accordingly, although our net operating loss carryforwards might be limited as a result of an ownership change, we do not believe that such a limitation would materially affect our after-tax cash flow.

Apollo and its representatives on our board of directors will no longer influence our company and we will no longer have access to their expertise.

Apollo has been involved in our business since our predecessor’s merger with a corporation controlled by Apollo in June 1998, and as of August 1, 2013, affiliates of Apollo owned or controlled approximately 17.1% of our outstanding common stock and two of our board members are partners or employees of Apollo. As a result, Apollo could influence substantially all matters requiring shareholder approval, including the election of directors, the approval of significant corporate transactions, such as acquisitions, the ability to block an unsolicited tender offer and any other matter requiring a vote of shareholders. However, upon the completion of this offering, affiliates of Apollo will no longer own any of our common stock assuming full exercise of the underwriters’ option to purchase additional shares. In addition, the two Apollo-designated members of our Board of Directors have informed us that they will resign from our Board of Directors immediately following the completion of this offering. As a result, Apollo and its representatives will no longer have any influence on our company and we will no longer have access to their expertise.

FORWARD-LOOKING STATEMENTS AND CERTAIN CONSIDERATIONS

This prospectus supplement and the accompanying prospectus, along with other documents that are publicly disseminated by us contain or might contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, or the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. All statements included in this prospectus supplement, the accompanying prospectus and in any subsequent filings made by us with the SEC, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future, are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of our plans and objectives, (iii) statements of expected future economic performance, and (iv) assumptions underlying statements regarding us or our business. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “targets,” “believes,” “expects,” “estimates,” “may,” “will,” “should,” “could,” “seeks,” “plans,” “intends,” “anticipates” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause our actual results to be materially different from the forward-looking statements include the risks and other factors discussed in this prospectus supplement under the heading “Risk Factors” and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated herein by reference, as well as in this prospectus supplement. Some of these factors include:

•

the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements;

•

our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash from operations or borrowings under our ABL Facility to fund our liquidity needs;

•	competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil;

•	our reliance on independent affiliates and independent owner-operators;

•	reclassification of our independent contractors, such as our independent owner-operators, as a result of legislative, judicial or regulatory changes or for any other reason;

•	a shift away from or slowdown in production in the shale regions in which we have energy logistics operations;

•	our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace;

•	increased unionization, which could increase our operating costs or constrain operating flexibility;

•	changes in or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;

•	federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers;

•	our ability to access and use our salt water disposal wells and other disposal sites and methods in our energy logistics business;

•	our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance;

•	potential disruption at U.S. ports of entry;

•	diesel fuel prices and our ability to recover costs through fuel surcharges;

•	our ability to attract and retain qualified drivers;

•	terrorist attacks and the cost of complying with existing and future anti-terrorism security measures;

•	our dependence on senior management;

•	the potential loss of our ability to use net operating losses to offset future income;

•	potential future impairment charges;

•

our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted and new affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses;

•	our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market;

•	our success in entering new markets;

•	adverse weather conditions;

•	changes in health insurance benefit regulations;

•	our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; and

•	changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements.

All forward-looking statements contained in this prospectus supplement and the accompanying prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders in this offering or the sale of the shares by the selling stockholders upon the exercise by the underwriters of their option to purchase additional shares.

DIVIDEND POLICY

We currently do not pay dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to repay debt, to repurchase our shares under our $15.0 million share repurchase program or to finance the further expansion and continued growth of our business. Additionally, the ABL Facility and the indenture governing our 2018 Second Secured Notes limit our ability to pay dividends on our common stock. Future dividends, if any, will be determined by our Board of Directors.

MARKET PRICE FOR COMMON STOCK

Our common stock is traded on The NASDAQ Global Market under the symbol “QLTY.” The table below sets forth the quarterly high and low sale prices for our common stock as reported by The NASDAQ Global Market.

	High	Low
2013
First Quarter	$9.49	$6.18
Second Quarter	10.44	7.01
Third Quarter (through August 8, 2013)	10.97	8.91
2012
First Quarter	$14.00	$10.97
Second Quarter	14.61	9.67
Third Quarter	11.13	8.92
Fourth Quarter	9.50	4.91
2011
First Quarter	$12.39	$8.49
Second Quarter	13.65	10.55
Third Quarter	13.53	8.33
Fourth Quarter	12.08	8.01

As of August 5, 2013, there were approximately 59 record holders of our common stock.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2013 on an actual basis.

You should read this table in conjunction with our consolidated financial statements, including the notes thereto, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which have been incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30, 2013
(in thousands)	(unaudited)
Cash and cash equivalents	$2,442

Debt:
Borrowings under ABL Facility	$154,500
9.875% Second-Priority Senior Secured Notes, due 2018(1)	225,000
Capital Lease obligations	2,619
5% Subordinated Acquisition Notes	21,300
Other Notes payable	4,344

Total debt, including current maturities	407,763
Total shareholders’ deficit	(42,048)

Total capitalization	$365,715

(1)	Does not include unamortized discount of $1.2 million related to the issuance of our 2018 Second Secured Notes.

SELLING STOCKHOLDERS

The following table sets forth (i) the selling stockholders, (ii) as of August 5, 2013, the number of shares of common stock that each of the selling stockholders beneficially owned and the number of shares being registered for resale by each of the selling stockholders, and (iii) the number of shares of our common stock that will be beneficially owned by each of the selling stockholders, assuming that the 4,269,741 shares of our common stock offered by the selling stockholders, in the aggregate, under this prospectus supplement have been sold. The number of shares of common stock outstanding as of August 1, 2013 was approximately 26.9 million.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days after August 6, 2013, but excludes shares of common stock underlying options or warrants held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Class	Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering Assuming No Exercise of Option to Purchase Additional Shares	Percentage of Class Assuming No Exercise of Option to Purchase Additional Shares		Number of Shares Being Offered in Option to Purchase Additional Shares	Number of Shares Beneficially Owned After the Offering Assuming Full Exercise of Option to Purchase Additional Shares	Percentage of Class Assuming Full Exercise of Option to Purchase Additional Shares
Apollo Investment Fund III, L.P.(1)	4,611,194	17.1%	4,191,995	419,199	1.6%		419,199	0	0%
MidOcean Capital Investors, L.P.(2)	85,521	0.3%	77,746	7,775		*	7,775	0	0%

*	Less than 0.1%.
(1)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom. The address of Apollo Investment Fund III, L.P. is c/o Apollo Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577.

(2)	MidOcean Capital Partners L.P., or MCP, is the general partner of MidOcean Capital Investors, L.P. or MCILP. MidOcean US Advisor, L.P., or US Advisor, manages MCILP and MCP, and other affiliated entities control both MCP and US Advisor. Due to the relationships among MCILP, MCP, US Advisor and the additional affiliated entities, each of these entities may be deemed to have beneficial ownership of these shares, although each entity disclaims beneficial shares owned of record by any other person or entity. J. Edward Virtue may be deemed the beneficial owner of the shares because he indirectly controls the securities, but disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address of MCILP, MCP, US Advisor and the affiliated MidOcean entities is 320 Park Avenue, Suite 1600, New York, New York 10022.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) relating to the ownership and disposition of our common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code (the “Regulations”), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below.

This summary assumes that our common stock is and will be held as a capital asset. This summary does not address the tax considerations arising under the U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular beneficial owner’s circumstances or to beneficial owners that may be subject to special tax rules, including, without limitation, beneficial owners subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers, brokers or traders in securities, currencies or commodities, beneficial owners that elect to use a mark-to-market method of accounting for their securities holdings, controlled foreign corporations, passive foreign investment companies, U.S. persons, former U.S. citizens or long-term residents, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein, beneficial owners holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” other “synthetic security” or integrated transaction, or other risk-reduction transaction, beneficial owners deemed to sell our common stock under the constructive sale provisions of the Code, current or former beneficial owners, directly, indirectly or constructively, of five percent or more of our common stock or beneficial owners who acquired our common stock through the exercise of employee stock options or otherwise as compensation.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

(i)	an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes;

(ii)	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If you are an individual, you may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if you are present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year. For purposes of this calculation, you would count all of the days that you were present in the then-current year, one-third of the days that you were present in the immediately preceding year and one-sixth of the days that you were present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were U.S. citizens, and thus would constitute “U.S. Holders” for purposes of the discussion below. If you are a citizen or tax resident of a country with which the United States has a tax treaty, other rules may apply in determining whether you are a resident alien.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of common stock (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other pass-through entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner or other owner generally will depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that is considering purchasing common stock, you should consult your tax advisor regarding the tax consequences relating to the purchase, ownership and disposition of our common stock.

Dividends. As discussed above under “Dividend Policy,” we currently do not pay dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future. Dividends paid to you, if any, generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, if required by an applicable tax treaty, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements, including the completion of IRS Form W-8ECI (or any successor form), must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty with respect to the withholding tax on dividends, you will be required to complete IRS Form W-8BEN (or any successor form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlements to benefits under an income tax treaty.

Sale or Exchange of Common Stock. Except as disclosed under “FATCA” below, you generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to your U.S. permanent establishment;

•	you are an individual and are present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the common stock.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by U.S.-source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

In general, a corporation is a U.S. real property holding company if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Under certain circumstances, the Regulations require information reporting and backup withholding on certain payments on common stock.

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends on common stock paid to a Non-U.S. Holder will generally be exempt from backup withholding, provided the Non-U.S. Holder meets applicable certification requirements, including providing a correct and properly executed IRS Form W-8BEN (or any successor form) or otherwise establishing an exemption. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal withholding tax withheld with respect to those dividends, regardless of whether withholding is reduced or eliminated by an applicable tax treaty.

Under the Regulations, payments of proceeds from the sale of our common stock effected through a foreign office of a broker generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with significant U.S. ownership or that is engaged in a U.S. trade or business, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is a Non-U.S. Holder or is otherwise entitled to an exemption (and the broker has no knowledge or reason to know to the contrary), and other applicable certification requirements are met. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person. Information reporting and backup withholding generally will apply to payments of proceeds from the sale of our common stock effected through a U.S. office of any U.S. or foreign broker, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

FATCA. Sections 1471 through 1474 of the Code (“FATCA”) generally impose withholding at a rate of 30% on payments to certain foreign entities (including financial intermediaries), including dividends on and the gross proceeds from dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied (generally relating to ownership by U.S. persons of interests in or accounts with those entities). Final Regulations and published guidance from the IRS defer this withholding obligation until July 1, 2014 for payments of dividends on U.S. common stock and until January 1, 2017 for gross proceeds from dispositions of U.S. common stock. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Additional Tax on Investment Income. Certain persons, including certain individuals, estates and trusts that do not qualify as “nonresident aliens” within the meaning of Section 1411 of the Code and whose income exceeds certain thresholds, will be required to pay a 3.8% Medicare surtax on “net investment income”

including, among other things, dividends and net gain from the disposition of property (other than property held in a trade or business). The term “nonresident alien” is not defined in Section 1411 or elsewhere in the Code, and it is unclear whether the term refers only to nonresident alien individuals or whether the term also includes foreign estates and trusts. Accordingly, Non-U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the additional tax on investment income on their ownership and disposition of our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,067,437
Goldman, Sachs & Co.	939,343
J.P. Morgan Securities LLC	939,343
SunTrust Robinson Humphrey, Inc.	533,717
BB&T Capital Markets, a division of BB&T Securities, LLC	341,579
RBC Capital Markets, LLC	341,579
Avondale Partners, LLC	106,743

Total	4,269,741

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.21 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Initial price to public	$8.60	$36,719,772.60	$40,391,749.00
Underwriting discount	$0.3655	$1,560,590.34	$1,716,649.33
Proceeds, before expenses, to the selling stockholders	$8.2345	$35,159,182.26	$38,675,099.67

The expenses of the offering, not including the underwriting discount, are estimated at $0.4 million and are payable by us and the selling stockholders.

Option to Purchase Additional Shares

The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 426,974 additional shares at the initial price to public, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to offer, issue, sell, pledge, grant any option to purchase, dispose of or hedge, directly or indirectly, any of their common stock or securities convertible into or exchangeable for shares of common stock during the period continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This agreement does not apply to any existing employee benefit plans or our chief executive officer’s existing Rule 10b5-1 plan, among other exceptions.

NASDAQ Global Market Listing

The shares are listed on the NASDAQ Global Market under the symbol “QLTY.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC and BB&T Capital Markets, a division of BB&T Securities, LLC, are lenders and, in certain instances, agents under our ABL Facility. They have received, and may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require Quality Distribution or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

Quality Distribution, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Shumaker Loop & Kendrick, LLP, Tampa Florida. Certain legal matters will be passed upon for the Apollo selling stockholders by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York and for the MidOcean selling stockholder by Kirkland & Ellis LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York will act as counsel for the underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-3 with the SEC regarding this offering. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov. Certain information about our company may also be obtained from our website at www.qualitydistribution.com. Information contained on our website or any other website does not constitute a part of this prospectus supplement or the accompanying prospectus.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Quality Distribution Inc. 4041 Park Oaks Blvd., Suite 200 Tampa, Florida 33610 Phone: (813) 630-5826

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or the accompanying prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus supplement and the accompanying prospectus. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A filed on April 26, 2013);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	Our Current Reports on Form 8-K filed on April 5, 2013, May 30, 2013 and June 18, 2013; and

•

The description of our common stock contained in the Registration Statement on Form 8-A filed on November 5, 2003, including any amendments or reports filed for the purposes of updating such description.

All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement and prior to the later of the completion or the termination of the offering being made by this prospectus supplement and the accompanying prospectus shall also be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof from the respective dates of the filing of such documents (other than any such documents, or portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under that Act). If we have incorporated by reference any statement or information in this prospectus supplement and the accompanying prospectus and we subsequently modify that statement or information with information contained in this prospectus supplement and the accompanying prospectus or a subsequent incorporated document, the statement or information previously incorporated in this prospectus supplement and the accompanying prospectus is also modified or superseded in the same manner.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Quality Distribution Inc.

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

Phone: (813) 630-5826

Exhibits to any documents incorporated by reference in this prospectus supplement or the accompanying prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus supplement or the accompanying prospectus.

Except as described above or elsewhere in this prospectus supplement, no other information is incorporated by reference in this prospectus supplement or the accompanying prospectus (including, without limitation, information on our website).

Quality Distribution, Inc.

Common stock

Preferred stock

Debt securities

We may offer and sell, from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $35,000,000. In addition, our stockholders may offer and resell, from time to time, up to 7,882,530 shares of our common stock. We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. The securities covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

We will provide the specific terms of these offers and sales by us and the selling stockholders in supplements to this prospectus. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplements carefully before you invest. We may offer our securities, and the selling stockholders may offer common stock, directly to investors or through agents, underwriters, or dealers. If any agents, underwriters, or dealers are involved in the sale of any of our securities, their name and any applicable purchase price, fee, commission or discount arrangement will be set forth in the applicable prospectus supplement.

Our common stock is traded on The NASDAQ Global Market under the symbol “QLTY.” The last reported sale price on July 19, 2011 was $12.24 per share. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3 of this prospectus and in the applicable prospectus supplement before investing in any securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. This document may only be used where it is legal to sell these securities.

The distribution of this prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus should inform themselves about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. In this prospectus, unless the context otherwise requires or indicates, (i) the terms “our company,” “Quality Distribution,” “QDI,” “we,” “us” and “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries and their predecessors, (ii) the term “QD LLC” refers to our wholly owned subsidiary, Quality Distribution, LLC, and its consolidated subsidiaries and their predecessors and (iii) the term “Apollo” collectively refers to Apollo Management, L.P. and its affiliates unless the context indicates otherwise.

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PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings and at prices and on terms that we determine at the time of the offering, up to a total amount of $35,000,000. In addition, under this shelf registration process, the selling stockholders named in this prospectus may offer and sell, from time to time, up to 7,882,530 shares of our common stock. This prospectus provides you with a general description of the securities that are offered or may be offered in the future. Each time we or the selling stockholders offer any of our securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Quality Distribution, Inc.

Overview

We operate the largest chemical bulk tank truck network in North America through our wholly owned subsidiary QCI, and are the largest provider of intermodal ISO tank container and depot services in North America through our wholly owned subsidiary, Boasso. QCI has relationships with 29 independent affiliated trucking operations which provide the physical transportation of chemicals, together with its 3 company-operated trucking terminals.

The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists primarily of liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We primarily transport a broad range of chemical products and provide our customers with logistics and other value-added services. We are a core carrier for many of the major companies engaged in chemical processing including Arkema, Ashland, BASF, Dow, DuPont, ExxonMobil, Georgia-Pacific, Honeywell, PPG Industries, Procter & Gamble, Sunoco and Unilever, and we provide services to most of the top 100 chemical producers with North American operations.

Our transportation revenue is a function of the volume of shipments by the bulk chemical industry, prices, the average number of miles driven per load, our market share and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries and end use markets, including consumer and industrial products, paints and coatings, paper and packaging, agriculture and food products, and tends to vary with changing economic conditions.

Boasso is the largest North American provider of intermodal ISO tank container transportation and depot services with eight terminals located in the eastern half of the United States. In addition to intermodal tank transportation services, Boasso provides tank cleaning, heating, testing, maintenance and storage services to customers. Boasso provides local and over-the-road trucking primarily within the proximity of the port cities where its depots are located and also sells equipment that its customers use for portable alternative storage or office space. Demand for intermodal ISO tank containers is impacted by the aggregate volume of imports and exports of chemicals through North American ports, and Boasso’s revenues are accordingly impacted by this import/export volume. In particular, Boasso’s revenues are driven by the number of shipments through ports at which Boasso has terminals, the volume of rail shipments from ports at which Boasso has terminals, and Boasso’s market share. Global economic conditions and differences among the laws and currencies of foreign nations may also impact the volume of shipments.

Corporate Information

Our company is a Florida corporation formed in 1994. Our principal executive offices are located at 4041 Park Oaks Blvd., Suite 200, Tampa, Florida, 33610, and our telephone number is (813) 630-5826. We are a holding company with no significant assets or operations other than the ownership of 100% of the membership units of QD LLC.

The Securities We May Offer

We may offer up to $35,000,000 of common stock, preferred stock, and debt securities in one or more offerings and in any combination. In addition, the selling stockholders may sell up to 7,882,530 shares of our common stock from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we or the selling stockholders offer securities, will describe the specific amounts, prices and terms of these securities.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Preferred Stock

Shares of preferred stock may be issued from time to time, in one or more classes or series, with the relative rights, preferences, qualifications, and limitations of the shares of any class or series so established, including, without limitation, the number of shares constituting such class or series, dividend rights, conversion rights, redemption privileges, voting powers, and liquidation preferences, and the ability to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred stock then outstanding) to the extent permitted under law, as our Board of Directors from time to time may adopt by resolution, subject to certain limitations.

Each series of preferred stock, if issued, will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock. No shares of our preferred stock are presently outstanding.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities.

The debt securities, if offered, will be issued under separate indentures between us and a trustee on specific terms to be determined at the time of offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS AND CERTAIN CONSIDERATIONS

This prospectus along with other documents that are publicly disseminated by us contain or might contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements included in this prospectus and in any subsequent filings made by us with the SEC, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future, are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of our plans and objectives, (iii) statements of expected future economic performance, and (iv) assumptions underlying statements regarding us or our business. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “could,” “seeks,” “plans,” “intends,” “anticipates” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause our actual results to be materially different from the forward-looking statements include the risks and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the period ended March 31, 2011, each of which is incorporated herein by reference, as well as in this prospectus. Some of these factors include:

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the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements;

•	our substantial leverage, our ability to make required payments and restrictions contained in our debt arrangements;

•	competition and rate fluctuations;

•	our reliance on independent affiliates and independent owner-operators;

•	the loss of or material reduction in the services to one or more of our major customers;

•	our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace;

•	increased unionization, which could increase our operating costs or constrain operating flexibility;

•	changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry;

•	our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance;

•	potential disruption at U.S. ports of entry;

•	diesel fuel prices and our ability to recover costs through fuel surcharges;

•	our ability to attract and retain qualified drivers;

•	terrorist attacks and the cost of complying with existing and future anti-terrorism security measures;

•	our dependence on senior management;

•	the potential loss of our ability to use our net operating losses to offset future income;

•	potential future impairment charges;

•	the interests of our largest shareholder, which may conflict with your interests;

•	our ability to successfully identify acquisition opportunities, consummate and finance such acquisitions and integrate acquired businesses;

•	our ability to execute plans to enter the transportation business within the frac shale and oil drilling industry;

•	our success in entering new markets;

•	adverse weather conditions;

•	the impact of our restructuring on our operations and costs;

•	changes in health insurance benefit regulations;

•	our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and

•	changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges. We have not presented a ratio of earnings to fixed charges and preferred stock dividends because we did not have preferred stock outstanding as of the date of this prospectus. The following table should be read in conjunction with our consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10–K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference herein. For further information, please see Exhibit 12.1 (Computation of Ratio of Earnings to Fixed Charges) to the registration statement of which this prospectus forms a part.

	For the three months ended March 31,		For the year ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Income/(loss) before income taxes	$2,771	$172	$(6,995)	$(143,285)	$17,052	$(9,642)	$18,002

Total fixed charges	8,906	10,325	41,762	35,531	45,099	39,181	34,575

	$11,677	$10,497	$34,767	$(107,754)	$62,151	$29,539	$52,577

Fixed charges

Operating lease expense	$3,286	$4,973	$16,777	$21,589	$28,658	$23,516	$10,860

Factored at one-third	1,095	1,658	5,592	7,196	9,553	7,839	3,620

Interest expense	7,811	8,667	36,170	28,335	35,546	31,342	30,955

Total fixed charges	$8,906	$10,325	$41,762	$35,531	$45,099	$39,181	$34,575

Ratio of earnings/(loss) to fixed charges	1.3x	1.0x	(1)	(1)	1.4x	(1)	1.5x

(Deficiency)/surplus in fixed charge coverage ratio	$2,771	$172	$(6,995)	$(143,285)	$17,052	$(9,642)	$18,002

(1)	In 2010, 2009 and 2007 earnings were insufficient to cover fixed charges by approximately $7.0 million, $143.3 million and $9.6 million, respectively.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our securities from time to time as our board of directors may determine, principally to repay or refinance our indebtedness and for general corporate purposes. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. We may temporarily invest net proceeds from the sale of our securities in short-term securities. We will not receive any proceeds from the sale of shares of our common stock by our stockholders. See “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, provisions of our amended and restated articles of incorporation and specific provisions of Florida laws are summaries thereof and are qualified in their entirety by reference to the Florida Business Corporation Act and our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and our amended and restated bylaws have been filed with the SEC.

Under our Amended and Restated Articles of Incorporation which became effective on November 4, 2003, as amended on June 28, 2005 and May 28, 2010, our capital stock consists of 50,000,000 total authorized shares, consisting of (a) 49,000,000 shares designated as “Common Stock,” no par value per share and (b) 1,000,000 shares designated as “Preferred Stock,” no par value per share, of which 600,000 are designated as “Convertible Preferred Stock.”

No holder of shares of our capital stock shall, pursuant to our amended and restated articles of incorporation, have any preferential or preemptive right to subscribe for, purchase or receive any shares of its stock, any options or warrants for shares of its stock, any rights to subscribe to or purchase any shares or any securities which may at any time or from time to time be issued, sold or offered for sale by us.

Pursuant to the terms of certain agreements among us, Apollo and certain other of our shareholders, Apollo and certain other of our shareholders have preemptive rights to purchase shares of our capital stock or securities containing options or warrants to acquire shares of our capital stock if we propose to issue any such securities. However, such rights are not implicated by this offering. In addition, Apollo and certain shareholders and management have piggyback registration rights entitling them to require us to register shares of our common stock owned by them in connection with certain registration statements filed by us. Such rights have either been waived or are not applicable in connection with this offering.

As of June 15, 2011, there were outstanding 23.9 million shares of common stock held by approximately 68 shareholders of record and no shares of preferred stock were outstanding. In addition, as of June 15, 2011, there were outstanding options to purchase an aggregate of approximately 2.3 million shares of common stock and outstanding warrants to purchase an aggregate of approximately 442,356 shares of common stock.

Common Stock

The holders of shares of our common stock are entitled to:

•	one vote for each share of common stock held of record on all matters submitted to a vote of shareholders;

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receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor, after all required dividends are paid to the holders of our outstanding shares of Preferred Stock; and

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in the event of our liquidation, dissolution or winding up, share ratably in all assets which remain after payment of all of our corporate debts and the required payment of all amounts due to the holders of our outstanding shares of Preferred Stock, if any.

Voting is noncumulative, and all shares of our common stock outstanding on December 31, 2010 were fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time, in one or more classes or series, with the relative rights, preferences, qualifications, and limitations of the shares of any class or series so established, including, without limitation, the number of shares constituting such class or series, dividend rights, conversion rights, redemption privileges, voting powers, and liquidation preferences, and the ability to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred stock then outstanding) to the extent permitted under the FBCA (as defined below), as our Board of Directors from time to time may adopt by resolution, subject to certain limitations described below.

Effect of Florida Anti-Takeover Provisions

We are subject to several anti-takeover provisions under the Florida Business Corporation Act (the “FBCA”) that may deter or hinder takeovers of Florida corporations. Florida’s control share acquisition statute generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless either the Board of Directors approves the acquisition or such voting rights are approved by a majority of the corporation’s voting shares, excluding interested shares. Interested shares are those held by our officers and inside directors and by the acquiring party. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares that, except for Florida’s control share acquisition statute, would have voting power that, when added to all other shares that can be voted by the acquiring party, would entitle the acquiring party, immediately after the acquisition of such shares, directly or indirectly, to exercise voting power in the election of directors within any of the following ranges:

•	at least 20% but less than 33 1/3% of all voting power;

•	at least 33 1/3% but less than a majority of all voting power; or

•	a majority or more of all voting power.

We are also subject to the “affiliated transactions” statute of the FBCA. The affiliated transactions statute is designed to deter coercive tender offers that are not approved by the disinterested directors and generally requires special approval for a publicly-held Florida corporation to engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder.” An interested shareholder is a person who, together with affiliates and associates, beneficially owns more than 10% of the corporation’s outstanding voting shares.

The affiliated transaction statute requires that any affiliated transaction with an interested shareholder receive the approval of either a majority of the disinterested directors or two-thirds vote of the shares held by disinterested shareholders. Absent either such approval, a statutory fair price must be paid to all of the shareholders.

Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceedings to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

In accordance with the provisions of our amended and restated bylaws and amended and restated articles of incorporation, we shall indemnify, to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was our director or officer or is or was serving at our request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

In accordance with the provisions of our amended and restated bylaws and amended and restated articles of incorporation, we shall indemnify, to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or other type of proceeding by or in our right to procure a judgment in its favor by reason of the fact that such person is or was our director or officer or is or was serving at our request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including counsel fees, including those for appeal) and amounts paid in settlement not exceeding, in the judgment of our Board of Directors, the estimated expense of litigating the action, suit, or other proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, suit, or other proceeding, including any appeal thereof if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such action, suit, or other proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

NASDAQ Trading

Our common stock is listed on The NASDAQ Global Market under the symbol “QLTY.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we may include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of indenture pursuant to which the debt securities will be issued and a form of debt security that describes the terms of the particular debt securities we are offering before the issuance of the related debt securities. We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, we will specify the trustee under such indenture in the applicable prospectus supplement. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal amount of the debt securities will mature;

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if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

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the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

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if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such debt securities;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

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if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

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whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary;

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if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities;

•	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance.

Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale of up to 7,882,530 shares of our common stock by Apollo and certain of our other stockholders from time to time in one or more offerings. The selling stockholders had acquired preferred stock of QDI in private placement transactions that occurred in 1998 and 2002. In 2003, pursuant to an amendment to the terms of our preferred stock, each share of preferred stock was converted into shares of common stock of QDI. Information about selling stockholders, where applicable, will be set forth in a prospectus supplement or in filings we make with the SEC, which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We and the selling stockholders currently intend to offer and sell pursuant to one or more prospectus supplements, from time to time, the securities offered by this prospectus, in one or more underwritten or other public offerings and at prices and on terms that will be determined at the time of the offering. The selling stockholders initially acquired their shares of our common stock in private placement transactions completed prior to the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the securities. In addition, we have agreed to indemnify the selling stockholders against certain liabilities in connection with offerings of the shares of common stock. The selling stockholders will pay for all selling discounts and commissions, if any, on the shares of stock offered by them.

However, we and/or the selling stockholders also may offer and sell our securities, as applicable:

•	through agents or underwriters;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

•	through a combination of any of these methods of sale.

The distribution of our securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

Offers to purchase our securities may be solicited by agents designated by us and/or the selling stockholders from time to time. Any agent involved in the offer or sale of our securities will be named, and any commissions payable by us and/or the selling stockholders to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

The selling stockholders may transfer their shares of common stock in ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling stockholders may also sell any shares of common stock that qualify for sale pursuant to Rule 144.

If we and/or the selling stockholders offer and sell our securities through an underwriter or underwriters, we and/or the selling stockholders will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which, along with this prospectus, will be used by the underwriters to make resales of our securities. If underwriters are used in the sale of any of our securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us and/or the selling stockholders at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of our securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of our securities the underwriters will be obligated to purchase all such securities if any are purchased. Underwriting compensation in connection with any offering will not exceed 8% of gross offering proceeds. It is possible that Morgan Joseph LLC may participate in offers and sales of our securities. An affiliate of Apollo Management, L.P., which controls our largest shareholder, has interests in Morgan Joseph LLC and its affiliates. Therefore, under FINRA Rule 5121, Morgan Joseph LLC is deemed to be an affiliate of the Company.

If any underwriters are involved in the offer and sale of our securities, they will be permitted to engage in transactions that maintain or otherwise affect the price of such securities or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by an underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing securities in the open market. In general, purchases of securities to reduce a short position could cause the price of the securities to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

If we and/or the selling stockholders offer and sell our securities through a dealer, we, the selling stockholders or an underwriter will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of our securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

We and/or the selling stockholders may solicit offers to purchase our securities directly and we and/or the selling stockholders may sell our securities directly to institutional or other investors, who may be deemed to be an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

We and/or the selling stockholders may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement.

Some of the agents, underwriters or dealers or their affiliates may be customers of, engage in transactions with or perform services for us, the selling stockholders or any of our or their affiliates in the ordinary course of business.

We and/or the selling stockholders may authorize our respective agents or underwriters to solicit offers to purchase our securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of our securities sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of our securities under delayed delivery contracts will also be described in the applicable prospectus supplement.

The selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any profit they realize on the resale of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of our shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholders also may transfer and donate our common stock owned by them in other circumstances. The number of shares of our common stock beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares of our common stock or default in performing obligations secured by their shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be the selling stockholders for purposes of this prospectus.

If we sell any common shares pursuant to a prospectus supplement, the shares will be listed on The NASDAQ Global Market.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Shumaker Loop & Kendrick, LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-3 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov. Certain information about our company may also be obtained from our website at www.qualitydistribution.com. Information contained on our website or any other website does not constitute a part of this prospectus.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Quality Distribution, Inc.

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

Phone: (813) 630-5826

The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A filed on April 19, 2011);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

•	Our Current Reports on Form 8-K filed on May 4, 2011, May 24, 2011 and June 23, 2011; and

•

The description of our common stock contained in the Registration Statement on Form 8-A filed on November 5, 2003, including any amendments or reports filed for the purposes of updating such description.

All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement and prior to the termination of the offerings being made by this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents (other than any such documents, or portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act). If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Quality Distribution, Inc.

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

Phone: (813) 630-5826

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

4,269,741 Shares

Quality Distribution, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

SunTrust Robinson Humphrey	BB&T Capital Markets	RBC Capital Markets

Avondale Partners